SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

HEARTLAND FINANCIAL USA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 6, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Stockholders' Meeting of Heartland Financial USA, Inc. to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 20, 2015, at 6:00 p.m.

At our Annual Meeting, we will discuss and vote on the matters described in the Notice of Annual Meeting of Stockholders and the proxy statement. Copies of the meeting notice and proxy statement are enclosed, together with a copy of our 2014 Annual Report to Stockholders.

To register your vote, please complete, sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible. In the alternative, you may vote your proxy by Internet or telephone by following the instructions on the proxy card. You will be asked to follow the prompts on the Internet or by phone to vote your shares. Your electronic or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

We encourage you to attend our Annual Meeting in person and enjoy camaraderie with other stockholders at the reception following the meeting. I look forward to visiting with you.

Sincerely,

Lynn B. Fuller
Chairman of the Board

1398 Central Avenue · Dubuque, Iowa 52001 · (563) 589-2100

We ask you to join the directors and other fellow stockholders for cocktails and hors d’oeuvres at a reception following the meeting. In order to comfortably accommodate all stockholders, we ask that you please return the enclosed reservation card. The reception will be held in the ballroom pre-function area at the Grand River Center, 500 Bell Street, Dubuque, Iowa, beginning at approximately 7:00 p.m. You need not attend the Annual Meeting in order to attend the reception.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2015

TO THE STOCKHOLDERS OF HEARTLAND FINANCIAL:

The Annual Meeting of Stockholders of Heartland Financial USA, Inc. will be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 20, 2015, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

(1)	Election of three (3) Class I Directors for a term expiring in 2018;
(2)	An amendment to our Certificate of Incorporation to increase the authorized shares of common stock from 25,000,000 to 30,000,000 shares;
(3)	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
(4)	Approval of the compensation of our named executive officers on a non-binding advisory basis; and
(5)	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 24, 2015, are the stockholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Whether or not you plan to attend the meeting, please vote your shares promptly to ensure they are represented at the meeting. In the event there are an insufficient number of votes for a quorum, or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

The Board of Directors recommends a vote "for" the three Class I nominees for election to three-year terms ending 2018, as listed in the Company's 2015 proxy statement, and "for" Proposals 2, 3 and 4.

By Order of the Board of Directors:

Michael J. Coyle
Secretary

Dubuque, Iowa
April 6, 2015

The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States. In addition, you may vote your proxy by Internet or telephone by following the instructions on the proxy card.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 20, 2015: The proxy statement and Annual Report to Stockholders are available at www.htlf.com

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Heartland Financial USA, Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held at the Grand River Center located at 500 Bell Street, Dubuque, Iowa, on Wednesday, May 20, 2015, at 6:00 p.m. Central Daylight Time, or at any adjournments or postponements of the meeting. We first mailed this proxy statement and proxy card on or about April 6, 2015.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the Annual Meeting. The following information regarding the meeting and the voting process is presented in a question and answer format.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

You are receiving a proxy statement and proxy card from us because on March 24, 2015, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning the matters to be voted upon to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder designated on the proxy card as your representative at the meeting. The proxy holder will vote your shares as you have instructed on the proxy card. This will ensure that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

WHAT MATTERS WILL BE VOTED ON AT THE MEETING?

You are being asked to vote on the following matters proposed by our Board of Directors:

(1)	Election of three (3) Class I Directors for a term expiring in 2018;
(2)	An amendment of our Certificate of Incorporation to increase the authorized shares of common stock from 25,000,000 shares to 30,000,000 shares;
(3)	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
(4)	Approval of the compensation of our named executive officers on a non-binding advisory basis; and
(5)	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

☑    Our Board of Directors recommends that you vote FOR each of these proposals.

These matters are more fully described in the proxy statement. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on these matters in a manner they consider appropriate.

HOW DO I VOTE?

You may vote either by mail, Internet, telephone or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct. In addition, you may vote your proxy by Internet or telephone by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees named in this proxy statement, “for” the amendment to our Certificate of Incorporation, “for” the ratification of our independent registered public accounting firm and “for” the approval of Heartland executives' compensation as described in the Compensation Discussion and Analysis.

If you want to vote in person, please come to the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a separate proxy from your broker in order to vote in person at the meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

You will receive more than one proxy card if you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return all proxy cards, or vote by Internet or phone, to ensure that all your shares are voted.

IF I HOLD SHARES IN THE NAME OF A BROKER, WHO VOTES MY SHARES?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how he or she should vote your shares. It will then be your broker's responsibility to vote your shares in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote in their discretion on behalf of their customers on routine matters, such as the ratification of KPMG LLP as our independent registered public accounting firm. Brokers cannot, however, vote on non-routine matters, such as the election of directors or any matter related to executive compensation, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to us indicating that he or she does not have authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below under “How many votes are needed for approval of each proposal?”. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning the procedures. This ensures that your shares will be voted at the meeting.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

*	signing another proxy with a later date and returning that proxy to Mr. Michael J. Coyle, Secretary, Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001;
*	sending notice to us that you are revoking your proxy;
*	voting your proxy by Internet or telephone by following the instructions on the proxy card; or
*	voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

HOW MANY VOTES DO WE NEED TO HOLD THE ANNUAL MEETING?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

*	is present and votes in person at the meeting; or
*	has properly submitted a signed proxy card or other proxy.

On March 24, 2015, there were _____________ shares of common stock issued and outstanding. Therefore, at least __________ shares need to be present to constitute a quorum to hold the Annual Meeting and conduct business.

WHAT HAPPENS IF A NOMINEE FOR DIRECTOR IS UNABLE TO STAND FOR ELECTION?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for election.

WHAT OPTIONS DO I HAVE IN VOTING ON EACH OF THE PROPOSALS?

You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting.

HOW MANY VOTES MAY I CAST?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.

HOW MANY VOTES ARE NEEDED FOR EACH PROPOSAL?

The directors are elected by a plurality and the three individuals receiving the highest number of votes cast “for” their election will be elected as directors of Heartland.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required to approve the amendment to our certificate of incorporation and to approve ratification of the appointment of independent public accountants for the fiscal year ending December 31, 2015.

The vote on our executive compensation is advisory and will not be binding upon Heartland or the Board of Directors. However, the Compensation/Nominating Committee of the Board will consider the extent of approval in establishing our compensation plan for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be taken up at the meeting. Abstentions will have the same effect as negative votes.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

We will announce preliminary voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC by the close of business on the fourth business day after the meeting, which will be by May 27, 2015.

WHO BEARS THE COST OF SOLICITING PROXIES?

We bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of Heartland, or its subsidiaries, may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting to be held on May 20, 2015, you will be entitled to vote for three Class I Directors for terms expiring in 2018. The Board of Directors is divided into three classes of directors having staggered terms of three years. Two of the three nominees for election as Class I directors have been directors for more than ten years: Messrs. Lynn B. Fuller and John W. Cox, Jr. Mr. R. Michael McCoy was first elected a director in May 2014 and is being nominated for re-election as a Class I director. We have no knowledge that any of the nominees will refuse or be unable to serve, but if any becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and concerning the other directors whose terms of office will continue after the meeting. Included in the information is each director's age, year first elected and business experience during the previous five years.

☑    The Board of Directors recommends that you vote your shares FOR each of the nominees.

DIRECTOR NOMINEES CLASS I (Term Expires 2018)

Lynn B. Fuller; Director Since 1987; Age 65
Professional Experience:

Mr. Fuller has been Chief Executive Officer of Heartland since 1999, Chairman of the Board of Heartland since 2000 and was President of Heartland from 1990 until January 2015. He began his banking career with Dubuque Bank and Trust Company in 1971. He then worked as an officer at First National Bank of St. Paul from 1976 until returning to Dubuque Bank and Trust Company in 1978. Mr. Fuller has the deepest knowledge and understanding of Heartland and the most extensive experience in the banking business of any director, with hands-on operational experience and decades of experience in all aspects of commercial banking.

Other Boards and Appointments:

Director of Heartland subsidiaries Dubuque Bank and Trust Company, Wisconsin Bank & Trust, New Mexico Bank & Trust, Arizona Bank & Trust, Rocky Mountain Bank, Summit Bank & Trust, Minnesota Bank & Trust, and Citizens Finance Co. for more than five years; Director of Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013; Director of Morrill & Janes Bank and Trust Company, since its acquisition by Heartland in 2014.

John W. Cox, Jr.; Director Since 2003; Age 67
Professional Experience:

Mr. Cox was the Vice President of External Affairs and General Counsel for Jo-Carroll Energy, Inc. (NFP) from 2007 until his retirement in 2014. Mr. Cox was a practicing attorney in Galena, Illinois for over 35 years prior to joining Jo-Carroll Energy, Inc. Mr. Cox is also a former Member of the U.S. House of Representatives from the 16th District of the State of Illinois. During his term in the U.S. Congress, Mr. Cox served on the House Banking and Finance Committees. Mr. Cox also served as City Attorney for the City of Galena, Illinois during his years of private practice. Mr. Cox brings to our Board extensive knowledge of government relations and policy, banking and financial law and governance, and contacts with community leaders in the markets we serve in Northern Illinois, Eastern Iowa and Southwestern Wisconsin.

Other Boards and Appointments:
Director of Galena State Bank & Trust Co. from 1998 until its merger into Illinois Bank & Trust in 2015 and Director of Illinois Bank & Trust since 2015.

R. Michael McCoy; Director Since 2014; Age 66
Professional Experience:

Mr. McCoy has been the President of the McCoy Group, Inc., a full-service commercial truck leasing, rental and contract maintenance company, since 1993. Mr. McCoy brings Heartland not only significant experience in the operation of a business headquartered in Dubuque, but significant business contacts in central Iowa and Wisconsin markets from which a significant portion of small business loans we originate are sourced.

Other Boards and Appointments:
Director of Dubuque Bank and Trust Company for more than five years.

CONTINUING DIRECTORS CLASS II (Term Expires 2016)

Mark C. Falb; Director Since 1995; Age 67
Professional Experience:

Mr. Falb, who has also served as Vice Chairman of the Board of Heartland and Chairman of both the Audit/Corporate Governance Committee and Compensation/Nominating Committee of Heartland since 2001, has been Chairman of the Board and Chief Executive Officer of Kendall/Hunt Publishing Company, a publisher of textbooks for the Pre-Kindergarten - 12th grade market and the higher education market, and Westmark Enterprises, Inc., a real estate development company, since 1993. A CPA (inactive), Mr. Falb brings to our Board considerable experience in executive management of nationally-based organizations and experience in finance and financial accounting. Mr. Falb has significant community contacts and is considered a leader in our primary market of Dubuque, Iowa and the Tri-State area of Iowa, Illinois and Wisconsin.

Other Boards and Appointments:

Director and Chairman of the Board of Dubuque Bank and Trust Company and Director of Citizens Finance Co. for more than five years; Director of Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013.

John K. Schmidt; Director Since 2001; Age 55
Professional Experience:

Mr. Schmidt has been the Chief Financial Officer of A.Y. McDonald Industries since 2013. Mr. Schmidt was the Chief Operating Officer (from 2004) and Chief Financial Officer (from 1991) of Heartland until joining A.Y. McDonald Industries in 2013. Mr. Schmidt was also an officer of Dubuque Bank and Trust Company from 1984 to 2004 and President from 1999-2004. Prior to joining Dubuque Bank and Trust Company in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency (OCC) and Peat Marwick Mitchell, currently known as KPMG LLP. A CPA (inactive), Mr. Schmidt brings to our Board extensive knowledge in operational bank management and accounting.

Other Boards and Appointments:

Director of Dubuque Bank and Trust Company and Citizens Finance Co. for more than 5 years; Director of Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013; Chairman of Loras College Board of Regents, Dubuque, Iowa, from 2011-present; Director, A.Y. McDonald Industries, from 2013-present.

Duane E. White; Director Since 2013; Age 59
Professional Experience:

Mr. White has been a partner at Aveus, a management consulting firm in St. Paul, Minnesota since 2013. Prior to joining Aveus, Mr. White was an independent consultant for 6 years. Mr. White also has over nine years of banking experience with U.S. Bancorp, including as President of the mortgage division for three years, Senior Vice President of Mergers and Acquisitions for two years, Senior Vice President of Marketing Support and Product Management, and Senior Vice President of Corporate Development. He began his career as an examiner for the OCC and was also involved with the regulatory supervision of problem banks in his role as the Assistant to the Regional Director of Special Projects. Mr. White brings considerable expertise in financial services, including merger and acquisition activity, to our Board as well as community knowledge and perspective of Minneapolis and St. Paul, Minnesota.

Other Boards and Appointments:
Director of Minnesota Bank & Trust for more than 5 years; Director of Fair Isaac Corporation since 2009.

CONTINUING DIRECTORS CLASS III (Term Expires 2017)

James F. Conlan; Director Since 2000; Age 51
Professional Experience:

Mr. Conlan has been a partner with Sidley Austin LLP in Chicago, Illinois since 1996. Mr. Conlan has also been a member of the Executive Committee of Sidley Austin since 2005, Vice Chairman from 2000 to 2006, and Co-Chairman of the Firm-Wide Corporate Reorganization Practice since 2006. Mr. Conlan brings to our Board considerable expertise in complex financial structurings, particularly those associated with workout transactions, and the legal implications of such transactions.

Other Boards and Appointments:
Director of Dubuque Bank and Trust Company and Citizens Finance Co. for more than five years; Director of Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013.

Thomas L. Flynn; Director Since 2002; Age 59
Professional Experience:

Mr. Flynn, who has also served as Vice Chairman of the Board of Heartland since 2005, was President of Aggregate Materials Company located in East Dubuque, Illinois from 1999 until his retirement in 2014. Mr. Flynn was President and Chief Executive Officer of Flynn Ready-Mix Concrete Co. from 1999 until his retirement in 2012. He was Chief Financial Officer of Flynn Ready-Mix from 1977 until 1999. He is a past Chairman of the Board of Directors of the National Ready-Mix Concrete Association. Mr. Flynn is a former member of the Iowa Legislature, having served for eight years as a State Senator. He also served for ten years as an adjunct faculty member in the Business Department of a local Liberal Arts College teaching courses in finance and business research methods. Mr. Flynn brings to our Board considerable small business expertise, business contacts in one of our principal markets and skill in governance.

Other Boards and Appointments:

Director and Vice Chairman of the Board of Dubuque Bank and Trust Company and Director of Citizens Finance Co. for more than 5 years; Director of Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013.

Kurt M. Saylor; Director Since 2013; Age 62
Professional Experience:

Mr. Saylor has been President and Chief Executive Officer of Morrill & Janes Bank and Trust Company since 2002. He began his banking career as an examiner with the Office of State Bank Commissioner in Kansas after graduating from college in 1974. He was an examiner for one year. He joined Morrill & Janes Bank and Trust Company in 1975. Mr. Saylor brings to our Board community bank leadership experience and familiarity with operating under a multi-bank holding company structure. In addition, he has community knowledge and perspective of the Kansas City metropolitan area.

Other Boards and Appointments:

Director of Morrill & Janes Bank and Trust Company, a Heartland subsidiary, since 1988; Chairman and Chief Executive Officer of Century Capital Financial (City National Bank), Kilgore, TX, from 1997 to 2008; Chairman and Chief Executive Officer of FBC Financial Corp (1st Bank Oklahoma), Claremore, OK, 1998 to 2011.

___________________________________________________________________________________________________

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. With the exception of Mr. Conlan, who is the brother-in-law of Mr. Fuller, no member of the Board of Directors is related to any other member of the Board. Except for Mr. Saylor, who was first elected a director in accordance with the Merger Agreement with Morrill Bancshares, Inc. on October 18, 2013, no director has been nominated or is serving pursuant to any arrangement that requires that they be selected as a director.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our Board of Directors

There are currently nine members on the Board of Directors of Heartland. Although it is the responsibility of Heartland's officers to manage day-to-day operations, the Board oversees our business and monitors the performance of our management.

Director Independence.  Our Board has determined that each of Messrs. Cox, Falb, Flynn, McCoy and White are “independent” directors as defined in the rules of the Nasdaq Stock Market and the rules and regulations of the SEC. The Board has determined that each of Mr. Fuller, as the Chief Executive Officer of Heartland, Mr. Saylor as the President and CEO of Morrill & Janes Bank and Trust Company, a Heartland subsidiary bank, Mr. Schmidt as the Chief Financial Officer of Heartland until July 2013 and Mr. Conlan as Mr. Fuller’s brother-in-law, is not independent. In considering the independence of the directors, our Board reviewed questionnaires prepared by each director, reviewed its own records of transactions with directors and their family members, and inquired of directors whether they, or any member of their immediate families, had engaged in any transaction with us, other than transactions made in the ordinary course of business.

Meetings.  Our directors meet on at least a quarterly basis, or as needed at special meetings held periodically throughout the year. During 2014, the Board of Directors held four regular meetings and two special meetings. All but one director, R. Michael McCoy, attended at least 75% of the meetings of the Board of Directors and its Committees on which they served. Mr. McCoy attended 73% of all board and committee meetings from his appointment in May 2014 through year end.

The independent directors are offered the opportunity at each meeting of the Board of Directors to meet without Messrs. Fuller, Saylor, Schmidt and Conlan in attendance. During 2014, the independent directors met in such capacity two times. Each of our Audit/Corporate Governance Committee and our Compensation/Nominating Committee consists solely of independent directors and these committees meet in conjunction with most regular board meetings.

It is Heartland's policy that all directors be in attendance at the Annual Meeting unless excused by the Chairman of the Board. In 2014, all directors attended the Annual Meeting in person.

Board Leadership.  Under our Bylaws, the Chairman of the Board presides at meetings of the Board at which he is in attendance. Mr. Fuller, our Chief Executive Officer, has been Chairman of our Board of Directors since 2000. Mr. Fuller, as the director with the most knowledge of banking operations and of Heartland’s business, is the director most capable of leading discussions on important matters affecting Heartland, including formulation and implementation of corporate strategy. In addition, our Board believes that Mr. Fuller’s role as Chairman creates a firm link with management, a clear indication of management authority, and causes the Board to function more effectively and efficiently. Our Board believes that our performance during Mr. Fuller’s tenure reflects the effectiveness of his leadership and his goal of advancing Heartland’s interests over personal gain.

Although Mr. Falb, the Chairman of both our Audit/Corporate Governance Committee and our Compensation/Nominating Committee, has not been formally designated as the “Lead Director,” he chairs and assists in setting the agenda for executive sessions of the Board, as well as regularly interacting with Mr. Fuller to convey concerns of the directors and assists with the full agenda for Board meetings.

Risk Management - Background.  Although much of Heartland’s loan and deposit production activities are overseen by management at its subsidiary banks, Heartland’s management establishes policies regarding these activities, audits the production function, and more directly manages risk on an enterprise-wide basis with a formalized risk management function and Chief Risk Officer. Each banking subsidiary also maintains a compliance officer to ensure adherence to corporate-wide policies. Heartland also maintains, at the holding company level, an Audit Department, a Loan Review Department and a Special Assets Department.

Risk Management - The Board. The Heartland Board of Directors oversees planning and responding to risks arising from changing business conditions, or the initiation of new activities or products. The Board of Directors is involved in overseeing all risks across the enterprise and actively participates by establishing policies, limits and tolerances, and reviewing reports provided by management and the Chief Risk Officer for monitoring those activities. The Audit/Corporate Governance Committee oversees risks associated with financial reporting, including internal control over financial reporting, and identifies and oversees compliance with changing laws and regulations. The Compensation/Nominating Committee identifies, reviews and oversees risks created by Heartland’s executive benefit programs and employee compensation plans. The Compensation/Nominating Committee also consults with the Chief Risk Officer for risk input pertaining to compensation.

Risk Management - Senior Management. Senior management of Heartland has direct oversight and involvement in risk management via reporting and regular cross-functional communications. Senior management personnel are assigned responsibility to monitor and manage risk within their functional areas of responsibility, aided by the input and support of other managers. Typically, the Senior Manager will work with Heartland and subsidiary bank staff to develop, implement and monitor standardized policies, procedures, products, risk limits and tolerances. Additional oversight, monitoring and feedback is provided through the Risk Management System administered by the Chief Risk Officer. The Board believes that this structure enables Heartland to proactively manage material risks as close as reasonably possible to the level where functional decisions are made.

Committees of the Board

Audit/Corporate Governance Committee. The members of the Audit/Corporate Governance Committee are Messrs. Cox, Falb, Flynn, McCoy and White. Each of Messrs. Cox, Falb, Flynn, McCoy and White is an “independent” director under the listing standards of the Nasdaq Stock Market and the rules and regulations of the SEC. The Board of Directors has determined that each of Messrs. Cox, Falb and Flynn qualify as, and should be named as, an “audit committee financial expert” as set forth in the rules and regulations of the SEC. The Board based this decision on the educational background and experience of Mr. Falb and Mr. Flynn in financial accounting, and the legal experience of Mr. Cox. In addition, the understanding these committee members bring as executive officers of other companies, and their familiarity analyzing financial statements, were factors in the designation.

The Audit/Corporate Governance Committee Charter can be found under the Investor Relations section of our website, www.htlf.com. The primary duties and functions of the Audit/Corporate Governance Committee are to:

*	monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;
*
retain, oversee, review and terminate, if necessary, the company’s independent registered public accounting firm and pre-approve all services greater than $25,000 and ratify all services less than $25,000 performed by such firm (tax-related services must be pre-approved by the committee before work begins regardless of dollar amount);

*
provide an avenue of communication among the independent registered public accounting firm, management, the risk management function (i.e. Chief Risk Officer, Loan Review and Compliance), the internal audit function and the Board of Directors;

*	encourage adherence to, and continuous improvement of, the Company’s policies, procedures and practices at all levels;
*	review areas of potential significant financial risk to the Company;
*	review and approve related party transactions; and
*	monitor compliance with legal and regulatory requirements and establish appropriate corporate governance policies for the company.

The Audit/Corporate Governance Committee's duties and functions are set forth in more detail in its Charter. In addition, the Board of Directors adopted Corporate Governance Guidelines to codify its governance practices. The Corporate Governance Guidelines can be found under the Investor Relations section of our website, www.htlf.com.

Mr. Falb has served as Chairman of the Audit/Corporate Governance Committee since 2001. During 2014, the Audit/Corporate Governance Committee met five times. To promote independence of the audit function, the Audit/Corporate Governance Committee consults both separately and jointly with our independent registered public accounting firm, internal auditors and management.

The Report of the Audit/Corporate Governance Committee is contained later in this proxy statement and the processes used by the Audit/Corporate Governance Committee to approve audit and non-audit services are described later in this proxy statement under the caption, “Relationship With Independent Registered Public Accounting Firm-Audit/Corporate Governance Committee Pre-Approval Policy.”

Compensation/Nominating Committee.  The Compensation/Nominating Committee currently consists of Messrs. Cox, Falb, Flynn, McCoy and White. Each of Messrs. Cox, Falb, Flynn, McCoy and White is an “independent” director as defined by listing requirements of the Nasdaq Stock Market, an “outside” director pursuant to Section 162(m) of the Internal

Revenue Code of 1986, as amended, and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934. Mr. Falb has served as Chairman of the Compensation/Nominating Committee since 2001.

The Charter of the Compensation/Nominating Committee can be found under the Investor Relations section of our website, www.htlf.com. The primary duties and functions of the Compensation/Nominating Committee are to:

*	discharge the responsibilities of the Board relating to the compensation of the Company’s executive officers, including the Chief Executive Officer;
*	evaluate and make recommendations to the Board relating to the compensation of individuals serving as directors of the Company;
*	direct the creation of, and approve an Annual Report on Executive Compensation for inclusion in the Company’s proxy statement in accordance with all applicable rules and regulations; and
*	identify individuals qualified to become members of the Board of Directors and select such individuals as director nominees for the next Annual Meeting of Stockholders.

The Compensation/Nominating Committee meets as often as necessary to evaluate the performance of the named executive officers, to determine salaries and bonuses for the coming year, and to consider and approve any grants under incentive compensation programs. In formulating and approving the compensation programs for executive officers, the Compensation/Nominating Committee also meets with the risk management personnel of Heartland to consider whether the executive compensation programs are appropriately balanced, do not create inappropriate risk-taking incentives and do not impair the safety and soundness of Heartland and its subsidiary banks. The Compensation/Nominating Committee held six meetings in 2014.

The Compensation/Nominating Committee's duties and functions are set forth in more detail in its Charter. The process used by the Committee to evaluate and determine executive compensation is described in this proxy statement under the caption “Executive Officers and Directors Compensation - Compensation Discussion and Analysis - Administration of our Compensation Program." The Report of the Compensation/Nominating Committee is also contained later in this proxy statement.

Director Nominations and Qualifications

In carrying out its nominating function, the Compensation/Nominating Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and stockholder nominees, in the same manner. We did not receive any stockholder nominations for the 2015 Annual Meeting. The Compensation/Nominating Committee believes that, at a minimum, potential directors should have the highest personal and professional ethics, integrity and values, a sufficient educational and professional background that enables them to understand our business, exemplary management and communications skills, demonstrated leadership skills, sound judgment in his or her professional and personal life, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Conduct. The Committee also believes that directors should have a significant business and personal relationship with Heartland or its subsidiary banks and share the Company’s philosophy, including the same sense of mission, vision and values. Additionally, the Committee would prefer experience with publicly held companies, growth businesses or sales.

No nominee is eligible for election or re-election as a director if, at the time of such election, such person is 70 or more years of age. Each nominee must also be willing to devote sufficient time to carrying out his or her Board duties and responsibilities effectively. Although our Compensation/Nominating Committee considers diversity, including diversity of experience, gender and ethnicity in nominations, it does not have a formal diversity policy.

The Compensation/Nominating Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and whether they are “independent” in accordance with Nasdaq Stock Market requirements (to ensure that at least a majority of the directors will, at all times, be independent). In the past, the Compensation/Nominating Committee has not retained any third party to assist it in identifying candidates, but it has the authority to retain a third-party firm or professional for purposes of identifying candidates.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board.  As set forth on our website, www.htlf.com, our Board of Directors can be contacted through our corporate headquarters at 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778, Attn: Michael J. Coyle, Secretary, or by telephone at our administrative offices at (563) 589-2100 or toll free at (888) 739-2100.

Each communication will be forwarded to the Board or the specific directors identified in the communication as soon as reasonably possible.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Compensation/Nominating Committee as a nominee and be included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. For our 2016 Annual Meeting, such notice would need to be received on or before December 8, 2015. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation/Nominating Committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our Bylaws, a stockholder may otherwise nominate a director for election at an Annual Meeting of Stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the Annual Meeting. The stockholder's notice of intention to nominate a director must include (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence address and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee's eligibility to serve as a director. Persons nominated for election to the Board, pursuant to this paragraph, will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement for the 2016 Annual Meeting of Stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than December 8, 2015, and must otherwise comply with the notice and other provisions of our Bylaws, as well as SEC rules and regulations.

For proposals to be otherwise brought by a stockholder and voted upon at an Annual Meeting, the stockholder must file written notice of the proposal with our Corporate Secretary not less than 30 nor more than 75 days prior to the scheduled date of the Annual Meeting.

The stockholder proposal must include a brief description of the proposal and the reasons for conducting such business at the meeting; the name and address, as they appear with our Transfer Agent, of the stockholder proposing such business; number of shares of common stock held by the stockholder on the date of receiving notice; and any other financial or other interests of such stockholder in the proposal.

The Board of Directors may reject any proposals not timely made. If the information does not satisfy the requirements above, the Corporate Secretary will notify the stockholder of the deficiency. The stockholder then has 10 days to cure the deficiency by providing additional information within that time period. If the deficiency is not cured, or the Board determines that the additional information, together with the information previously provided, does not satisfy the notice requirements identified above, the Board may reject the proposal. The Corporate Secretary will notify the stockholder in writing whether his or her proposal was made in accordance with time and information requirements.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees. The Code sets forth the standard of ethics we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. All directors have received, and acknowledged in writing, the Code of Business Conduct and Ethics Policy, along with the Code of Business Conduct and Ethics Violation Reporting Procedure. The Code is posted on our website, www.htlf.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, the Code with respect to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions, by posting such information on our website.

Director Compensation

Our Board of Directors believes that any compensation received by a non-employee director should be tied directly to the success of Heartland and, by extension, the success of all Heartland stockholders. Non-employee directors are compensated for service on the Heartland Board of Directors solely by issuance of restricted stock units (RSUs) granted under the 2012 Long-Term Incentive Plan in an amount determined by the Committee at its Annual Meeting. The RSUs are awarded as of the date of the Annual Meeting and vest on the earlier of the one-year anniversary of grant or the date of the next Annual Meeting. In the event a director leaves the Board for any reason prior to any vesting date (other than due to death or disability), the committee retains sole discretion to determine whether to accelerate vesting. In the event of the death or disability of the director, the RSUs vest.

To further reinforce the tie between directors and stockholders, our directors are subject to stock ownership guidelines that require total ownership between 30,000 and 100,000 shares, depending on their tenure with the Company.

Each of Messrs. Conlan, Cox, McCoy, Schmidt and White were granted 1,250 RSUs on May 21, 2014 as their sole compensation for service on the Board of Directors of Heartland for the period from the May 21, 2014 Annual Meeting to the May 20, 2015 Annual Meeting. Mr. Falb and Mr. Flynn who chair and co-chair, respectively, both Audit/Corporate Governance and Compensation/Nominating committees, were granted 1,350 RSUs. All RSUs granted to directors in 2014 will vest and be issued after the 2015 Annual Meeting on May 20, 2015. Mr. Fuller and Mr. Saylor, who are officers, do not receive any compensation for serving on the Board of Heartland or any of its subsidiary banks.

Messrs. Conlan, Cox, Falb, Flynn, McCoy, Schmidt and White also serve on the Board of one of our subsidiary banks and receive cash compensation or Heartland stock for such service. Until May 2014, our subsidiary banks paid fees to directors in cash, although some gave the option to directors to purchase shares with that cash at fair market value at the end of the year. Commencing in May 2014, our subsidiary banks began compensating most directors by granting directors RSUs for Heartland common stock, though the directors continue to be paid in cash for committee work on the Boards of our subsidiary banks. Depending upon the cash fees historically paid by the subsidiary bank, and the role and committee service of the director, Heartland directors who also served as directors of subsidiary banks received between 200 and 250 RSUs during 2014 for their services on the boards of subsidiary banks.

The following table shows non-employee director compensation during 2014 for service on the Heartland Board of Directors and the Boards of our subsidiary banks:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
James F. Conlan	$4,950	$35,072	$40,022
John W. Cox, Jr.	$3,975	$34,147	$38,122
Mark C. Falb	$4,500	$37,406	$41,906
Thomas L. Flynn	$5,400	$37,406	$42,806
R. Michael McCoy	$1,595	$35,072	$36,667
John K. Schmidt	$9,500	$35,072	$44,572
Duane E. White	$4,525	$34,539	$39,064

(1) The amounts in this column include fees paid in cash for services as a director at one of Heartland’s subsidiaries, and for Mr. McCoy, fees payable in cash but for which he elected to receive 66 shares of Heartland common stock.

(2) The amounts in this column represent the fair value, determined based upon the market price of our common stock on the date of grant, of RSUs granted for service as directors of Heartland, as indicated above, as well as RSUs granted for service as directors of subsidiary banks. Messrs. Conlan, Falb, Flynn, McCoy and Schmidt each received 250 RSUs for service as directors of Dubuque Bank & Trust Company on May 20, 2014, Mr. Cox received 200 RSUs for service as director of Illinois Bank & Trust on May 27, 2014, and Mr. White received 225 RSUs for service as director of Minnesota Bank & Trust on May 22, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our common stock as of January 15, 2015, by each person we know to beneficially own more than 5% of our outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table and by all directors and executive officers of Heartland as a group.

Name of Individual and Number of Persons in Group	Amount of Shares owned by person or group(1)		Percent of Class
5% Stockholders, Directors and Nominees
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022	974,612	(2)	5.3%
Directors
James F. Conlan	364,844	(3)	2%
John W. Cox, Jr.	28,465	(4)	*
Mark C. Falb	103,030	(5)	*
Thomas L. Flynn	73,103	(6)	*
Lynn B. Fuller	1,003,202	(7)	5.4%
R. Michael McCoy	36,554	(8)	*
Kurt M. Saylor	622,407	(9)	3.4%
John K. Schmidt	152,040	(10)	*
Duane E. White	14,765		*
Other Named Executive Officers
Kenneth J. Erickson	217,228	(11)	1.2%
Douglas J. Horstmann	155,727	(12)	*
Brian J. Fox	7,604		*
Bryan R. McKeag	4,454		*
All directors and executive officers as a group (18 persons- including Bruce Lee)	2,801,703		15.14%

* Less than one percent
(1) Includes the following shares that may be purchased through the exercise of options within 60 days of January 15, 2015: Mr. Fuller - 10,000 shares; Mr. Erickson - 4,000 shares; Mr. Horstmann - 1,500 shares; and all directors and executive officers as a group - 24,500 shares. All shares shown represent sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute as admission of beneficial ownership or voting and investment power over included shares.

(2) Based upon a Schedule13G filed February 3, 2015, reflecting sole voting power with respect to 942,119 shares and sole dispositive power with respect to 974,612 shares.
(3) Includes 225,602 shares held by Mr. Conlan’s spouse, as trustee, and 137,398 shares held in trust for his children, over which Mr. Conlan’s spouse is trustee.
(4) Includes 20,322 shares held by John W. Cox, Jr., Inc., of which Mr. Cox is a controlling stockholder and 2,432 shares held by McJoyce, Inc. of which Mr. Cox is a controlling stockholder.
(5) Includes 68,856 shares held by Mr Falb’s spouse, as trustee.
(6) Includes 2,786 shares held by Mr. Flynn's spouse in an individual retirement account (IRA) and 31,479 shares held by Mr. Flynn jointly with his spouse.
(7) Includes an aggregate of 5,000 shares held by Mr. Fuller’s spouse, 835,936 shares held in a trust for which Mr. Fuller is sole trustee, and 123,078 shares held in a trust for which Mr. Fuller serves as co-trustee. Mr. Fuller has pledged 297,185 shares of common stock as collateral for a personal loan. Mr. Fuller’s mailing address is: Heartland Financial USA, Inc., 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778.

(8) Includes 27,790 shares held by Mr. McCoy jointly with his spouse.
(9) Includes 180,448 shares held by Mr. Saylor's spouse, as trustee.
(10) Includes an aggregate of 24,850 shares held by Mr. Schmidt’s spouse and minor children and 2,506 shares held by Mr. Schmidt jointly with his spouse. 118,655 shares of common stock held in Mr. Schmidt’s name and 7,000 shares of common stock held in his spouse’s name are subject to pledge as collateral for a personal loan.

(11) Includes 69,875 shares held by Mr. Erickson’s spouse.
(12) Includes 27,000 shares held by Mr. Horstmann’s spouse, as trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Messrs. Conlan, Falb, and Flynn each filed two late reports on Form 4 during the year ended December 31, 2014. Messrs. Erickson, McCoy and Schmidt each filed one late report on Form 4 during the year ended December 31, 2014. Based upon information provided by officers and directors, except with respect to these late reports, we believe all our officers, directors and 10% shareholders filed all reports on a timely basis in the 2014 fiscal year.

EXECUTIVE OFFICER COMPENSATION Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) addresses our total compensation philosophy and objectives with respect to our named executive officers. The CD&A also covers compensation factors, elements of compensation and the basis for compensation decisions for 2014.

We design our executive compensation program to be both competitive in the marketplace and to align the interests of our executive officers with the long-term interests of our stockholders. Our goal is to pay total cash compensation (base salary plus annual incentive compensation or bonus) that is competitive in our markets, and attracts and retains talented executives. This generally means that we pay total compensation near the median of our peer group for comparable positions for target performance. Base salaries of our executives are typically at or slightly less than the peer group median, but with annual and long-term incentive compensation, are targeted at the median. Incentives can be earned at above-median rates, but generally only for outstanding performance relative to the performance metrics established by the organization. We believe our total compensation approach offers a reasonable balance between fixed and performance-based pay, with opportunities for above-median pay only for exceeding our targets. Our performance-based pay is tied primarily to the achievement of our 1-year business plan because we believe this appropriately focuses our executive officers on consistent annual progress toward our long-term business plan, and appropriately addresses risk management since a significant portion of our incentive payouts are made in the form of RSUs subject to a vesting period.

In 2012, we re-established performance-based compensation plans and created both equity and cash-based incentive programs for our executives. As part of a newly adopted 2012 Long-Term Incentive Plan under which we could provide equity based incentives, we granted both performance-based and time-based RSUs to our executive officers. The performance-based RSUs, which comprise at least half the totals, were earned based upon current year earnings per share and asset growth for 2012 and 2013 and loan growth for 2014, but vest two years after earned. The time-based RSUs vest in three annual increments starting on the third anniversary of the grant date. We also re-established a cash-based incentive compensation program that paid our executive officers incentive compensation based upon a variety of financial metrics that were designed to encourage not only performance, but to ensure growth in quality assets, to limit excessive liability risk, and to reward adherence to our longer-term financial plan.

The executive pay practices for 2014 have generally stayed the same as in 2012 and 2013. Specifically, in 2014 the CEO’s base salary stayed the same (below median) as in 2012 and 2013. Other executives generally received modest base salary increases in 2014 with the intent of maintaining their positioning relative to market. Mr Fox received a 14.2% increase in base salary, based on performance and the broad expansion of duties, as discussed below. With one exception, our 2014 annual incentive plan metrics stayed the same as in 2013, with payouts linked to return on equity, loan growth, average non-time deposit growth, non-performing assets, net charge offs, and additional company-wide or division-specific performance metrics. Generally, we continued to target metrics at above peer performance levels. In 2014, we did introduce one new metric - efficiency ratio - given our desire to heighten focus on organizational efficiency. For long-term incentives, we continued to use a balanced portfolio approach, whereby we granted a blend of time-based RSUs and performance-based RSUs.

Administration of Our Compensation Program

Role of the Compensation/Nominating Committee. The Compensation/Nominating Committee, which consists solely of independent directors, is primarily responsible for setting executive compensation for Heartland. The Compensation/Nominating Committee makes all decisions regarding the compensation of our executive officers. The Compensation/Nominating Committee reports its decisions to our Board of Directors, but there is no requirement for Board approval. Although many decisions for next year’s compensation program are made in the last quarter of the current fiscal year, the program is normally finalized in the March meeting of the Committee and is evaluated and adjusted throughout the year.
The Compensation/Nominating Committee reviews and evaluates a broad range of material requested and received from management. The Committee also relies on an independent compensation consultant and legal counsel in establishing or modifying compensation programs, including, but not limited to, the following:

*	financial reports covering, among other things, historical and year-to-date financial performance vs. budget and financial performance vs. representative peer groups;
*	reports on levels of achievement of individual and corporate performance objectives;
*	reports on Heartland’s strategic objectives and future budgets;
*	information on executive officers’ stock ownership and option holdings;
*	agreements and other plan documents regarding compensation; and
*	reports from consultants retained by the Compensation/Nominating Committee.

In formulating our performance-based compensation programs for executive officers, our Compensation/Nominating Committee considers the risk created by tying compensation to financial goals, including the risk of encouraging short-term behavior by tying a portion of compensation to annual goals, and the risks presented by encouraging higher earnings and asset and deposit growth. The Committee is guided by the Guidance on Sound Incentive Compensation Policies jointly issued by the financial institution regulatory agencies in 2010, which establishes a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions, and encourages balanced risk-taking incentives compatible with effective controls and risk management and with general principles of strong corporate governance. The Committee meets with Heartland’s Chief Risk Officer annually and discusses any risks presented by its annual incentive program.

The Compensation/Nominating Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for Heartland's named executive officers. The Committee has regularly revisited the components of the frameworks set forth in the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into Heartland’s compensation programs for named executive officers and will monitor adoption of the final regulations under the Dodd-Frank Act to incorporate into its risk assessment procedures the new regulations and procedures as adopted.

Role of Management. Our management evaluates employee performance, establishes business performance targets and objectives and recommends salaries, bonuses and equity awards. Our Chief Executive Officer and Executive Vice President, Human Resources and Organizational Development, assist the Chairman of the Compensation/Nominating Committee with setting the Agenda for the Committee’s meetings and coordinate the preparation of materials for all such meetings. At the request of the Compensation/Nominating Committee, our Chief Executive Officer and Executive Vice President, Human Resources and Organizational Development also provide information regarding our strategic objectives, evaluations of executive officers’ performance and compensation recommendations for executive officers other than themselves. Our Chief Executive Officer and Executive Vice President, Human Resources and Organizational Development do not approve the compensation arrangements of any executive officers or participate in the formulation of their own compensation.

Role of Advisors - Peer Comparison. Grant Thornton LLP (“GT”) was retained by the Compensation/Nominating Committee in 2014 to provide compensation consulting services. GT’s role includes providing market information on compensation levels and practices, assisting in the design of compensation programs, providing input on related technical and regulatory matters and working with other advisors in developing current peer comparison groups.

In considering the retention of GT, the Compensation/Nominating Committee considered that:

*	GT does not provide any other services to Heartland;
*	The fees paid to GT by Heartland for its services as compensation consultant represent an insignificant portion of the total revenues of GT;
*
GT maintains policies and procedures designed to prevent conflicts of interest between GT and the companies to which it provides services, as well as between its individual employees and such companies;

*	Neither Heartland nor any member of the Compensation/Nominating Committee has any other business or personal relationship with GT or the employees of GT who provide services to Heartland;
*	GT, and its employees who provide services to Heartland, do not own any shares of Heartland common stock; and
*	No executive officer of Heartland has any business or personal relationship with GT or its employees who provide compensation advice.

Based upon these, and other factors, the Compensation/Nominating Committee concluded that the retention of GT did not present any conflicts of interest and that such retention was appropriate.

The Compensation/Nominating Committee annually reviews peer group comparisons generated by its compensation consultant as a benchmark in establishing our compensation program and establishes appropriate and competitive ranges of short-term and long-term compensation based upon the median of the peer group. Various components of executive compensation (e.g., base salaries, bonuses, equity compensation, retirement plan contributions and other benefits) are compared to the peer group for similar positions. In addition, information on the usage of shares and related dilution levels for equity incentive plans is also prepared for and reviewed by the Compensation/Nominating Committee.

In consideration of the 2014 peer group, emphasis was placed on comparability of industry, organizational managed assets, sample size and regional characteristics. In addition, organizations with recognized continued comparable growth and returns over the past three to five years were also included. The table below lists the 22 companies that comprise our 2014 peer group:

NAME	CITY, STATE	TICKER SYMBOL
Century Bancorp, Inc.	Medford, MA	CNBKA
First Busey Corporation	Champaign, IL	BUSE
Great Southern Bancorp Inc.	Springfield, MO	GSBC
Community Trust Bancorp, Inc.	Pikeville, KY	CTBI
Ameris Bancorp	Moultrie, GA	ABCB
Union Bankshares Corporation	Richmond, VA	UBSH
Banner Corporation	Walla Walla, WA	BANR
S&T Bancorp, Inc.	Indiana, PA	STBA
Tompkins Financial Corp	Ithaca, NY	TMP
First Merchants Corp	Muncie, IN	FRME
Pinnacle Financial Partners Inc.	Nashville, TN	PNFP
Renasant Corporation	Tupelo, MS	RNST
BancFirst Corporation	Oklahoma City, OK	BANF
Independent Bank Corp.	Rockland, MA	INDB
Chemical Financial Corp	Midland, MI	CHFC
Home BancShares, Inc.	Conway, AR	HOMB
Community Bank System, Inc.	Dewitt, NY	CBU
Columbia Banking System, Inc.	Tacoma, WA	COLB
NBT Bancorp Inc.	Norwich, NY	NBTB
Glacier Bancorp, Inc.	Kalispell, MT	GBCI
National Penn Bancshares, Inc.	Boyertown, PA	NPBC
Western Alliance Bancorporation	Phoenix, AZ	WAL

The 2014 peer group resulted after GT, with input from our Compensation/Nominating Committee, pared down a list of over 60 closely-related financial organizations to establish the final peer group of the 22 organizations that most closely match Heartland in terms of financial size and financial results. In doing so, seven of the sixteen 2013 peers were eliminated because their financial size or financial results were no longer considered comparable to Heartland. The companies included in the 2013 peer group but removed from the 2014 peer group are shown in the table below.

NAME	CITY, STATE	TICKER SYMBOL
First Financial Bankshares, Inc.	Abilene, TX	FFIN
Enterprise Financial Services Corp	Clayton, MO	EFSC
First Financial Corporation	Terre Haute, IN	THFF
S.Y. Bancorp, Inc.	Louisville, KY	SYBT
CoBiz Financial Inc.	Denver, CO	COBZ
Republic Bancorp, Inc.	Louisville, KY	RBCAA
West Coast Bancorp	Lake Oswego, OR	WCBO

Because it recognizes the inherent limitations on benchmarked data, and because one of our objectives is to reward all company personnel for company performance rather than focusing solely on executives, the Compensation/Nominating Committee does not establish compensation based on pre-established ratios of executive compensation to peer group data. Instead, peer group data is used as a component of the various data considered, and as a validation check of the final compensation package chosen for our executives.

Consideration of Advisory Vote. As required by federal regulation, we submitted the executive compensation arrangements for 2011, 2012 and 2013 as disclosed in the proxy statement for our 2012, 2013 and 2014 Annual Meetings of Stockholders to an advisory vote of stockholders. The Compensation/Nominating Committee believes that submitting the “say on pay” vote to our stockholders on an annual basis provides it with more direct and current input regarding the effectiveness of its compensation policies.
At each of our Annual Meetings in 2012, 2013 and 2014, over 97% of the shares present and entitled to vote on the advisory vote on executive compensation were in favor of our executive compensation program. The Compensation/Nominating Committee interprets this high level of approval as an indication of our stockholders' endorsement of our compensation philosophy and structure.
Elements of Compensation
The compensation of executive officers is comprised of four primary components: base salary, cash bonus, equity compensation and additional benefits. In establishing 2014 compensation, the Compensation/Nominating Committee remained true to its philosophy of retaining base salaries at or slightly below peer group median and established criteria and benchmarks to be achieved relative to our 1-year business plan in determining equity and bonus awards.

2014 CEO Compensation Mix
Fixed Compensation (59%)	Amount	% of Total Compensation
Salary	$470,000	44%
Time-Based RSUs	$140,920	13%
Other Compensation	$21,411	2%
		59%
Performance-Based Compensation (41%)	Amount	% of Total Compensation
Performance RSUs	$140,920	13%
Annual Incentive	$294,327	28%
		41%
Total Compensation	$1,067,578	100%
Objective components upon which performance-based compensation is based include Heartland's return on equity, loan growth, average non-time deposit growth, non-performing assets, efficiency ratio and net charge-offs. The subjective component of the executive officers' performance-based compensation emphasized the performance of subsidiaries versus the goals established in their 1-year plans. All executive officers’ performance-based compensation includes the elements of Heartland’s return on equity, loan growth and efficiency ratio. Other factors vary by individual based upon the executive officer’s area of influence, and may include average non-time deposit growth, non-performing assets, net charge-offs and acquisitions. With respect to compensation that is intended to be performance-based compensation under Internal Revenue Code Section 162(m), the subjective component may only negatively impact the compensation determinations.
We believe that this compensation program has, over the past five years, very closely aligned the value we have generated for shareholders with the compensation of our executives. The table below, prepared by GT, graphs CEO pay against “total shareholder return” (“TSR”) and illustrates the alignment of CEO pay with company performance. The pay increases in recent years illustrated by the table were primarily the result of increasing payments under annual and long-term incentive programs, as Heartland has met or exceeded total shareholder return in its peer group and other similarly situated community banks:

(1) Indexed TSR assumes an initial investment of $100 at the start of year one (2009) and reinvestment of all dividends, and reflects the annual increase/(decrease) in the value of such investment reflected in market prices or the index as a result of annual total shareholder return (“TSR”).

(2) Mr. Fuller’s Total Compensation as disclosed in Heartland’s Proxy filings
(3) Reflects the 50th percentile of Heartland’s 2014 Peer Group
(4) Reflects the 50th percentile of regional savings and loan/thrift banks ranging in size from $2.4B to $14B in assets.
Base Salary. The Compensation/Nominating Committee regards base salary as an important component of executive compensation because it provides executives with a regular income. Base salaries are intended to assist us in attracting executives and recognizing different levels of responsibility and contribution. The determination of base salary is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established. Additionally, past performance, internal pay equity and comparison to competitive salary practices in the peer group are also considered.
The following table sets forth the base salaries established for our executive officers in 2014 in comparison to 2013 and 2012:

Officer	2012	2013	2014
Lynn B. Fuller	$470,000	$470,000	$470,000
Bryan R. McKeag	$—	$81,761	$300,000
Kenneth J. Erickson	$263,000	$265,000	$270,000
Douglas J. Horstmann	$250,000	$265,000	$270,000
Brian J. Fox	$190,000	$210,000	$240,000

Mr. Fuller has endorsed our policy of tying more of his compensation to performance-based pay, and recommended that his salary remain flat over the three-year period. Mr. McKeag’s salary is consistent with his offer of employment in September 2013, and reflects his first 15 months of employment. Douglas Horstmann's base salary was increased more significantly in 2013 because of his added responsibilities in supervising the expanding mortgage origination division, and oversight of Wealth Advisory Services. Mr. Fox's increases in base salary reflect additional responsibilities he has assumed as Executive Vice President of Operations and his role in individual projects, such as mergers and acquisitions and conversions.

Performance-Based Plan - Executive Bonuses. Since 2012, our Compensation/Nominating Committee has created a performance-based executive incentive plan that allows our executive officers to earn annual cash bonus awards based upon our performance against pre-established annual business plan targets. For most of our executives, these business plan targets are based primarily upon performance on a consolidated basis at Heartland, with all of our executives having a portion of their performance-based pay tied to Heartland’s return on equity (“ROE”) and loan growth. For Douglas Horstmann, except for the

ROE target, performance targets are based upon the business plan at Dubuque Bank and Trust Company, for which he serves as President and Chief Executive Officer.

The aggregate bonus that can be earned by each of our executives under the incentive plan is based upon a percentage of his base salary. For both 2013 and 2014, the targeted percentage of base salary was 75% for Mr. Fuller, 60% for Mr. Erickson, 45% for Douglas Horstmann, and 40% for Mr. Fox. Bryan McKeag, who was hired in September 2013, did not participate in the 2013 incentive plan and had a performance target of 50% for 2014. An executive can receive more than the percentage of salary set forth above, but only in situations where one or more of the executive’s performance targets are markedly exceeded.

In order to balance the benefits of encouraging growth and increased stockholder return against the potential for short-term risk taking, our executive incentive plan pays compensation based upon up to six different factors for each executive. Because we believe earnings and ROE are the most important indicators of market performance, and therefore best align the interests of our executive officers with our stockholders, the largest proportion of the potential bonus of most of our executives is based upon ROE.

As a bank holding company, it is also our objective to encourage organic growth in our most important asset: loans. Accordingly, loan growth, exclusive of acquisitions, is a significant factor for the bonus of each of our executive officers. To balance the incentive to grow the amount of this asset against the risk of accumulating lower quality assets, we also base a portion of the bonus of those executives most able to influence quality on the ratio of nonperforming assets to total loans, and on the ratio of net charge-offs to total loans. Our Compensation/ Nominating Committee also bases a portion of the plan on organic deposit growth at the conservative rates projected in our business plan.

In 2014, efficiency ratio was added as an element of each executive officer’s performance-based incentive pay. This metric focuses attention on organizational efficiency. We believe efficiency ratio, which measures bank productivity, is another indicator of returning value to our stockholders.

The remaining factors upon which a portion of an executive’s incentive pay may be earned vary based upon the duties and responsibilities of the executive, and may include subjective elements, such as achievement of company-wide projects and initiatives. The amount of achievement of any particular factor is generally linear from $0 to the targeted achievement, in the case of loan growth and deposit growth, and linear between the target and a minimum in the case of ROE, and the target and a maximum in the case of the ratios of nonperforming assets to total loans and net charge-offs to average loans.

The overall bonus payable under our executive incentive plan to any particular executive is equal to his base salary multiplied by the percentage of his base salary that is his bonus target, multiplied by the sum of the percentage weighting for each factor, and multiplied by the percentage achievement of that factor.

The tables below show the incentive plan targets, and the achievement of our incentive plan targets, for each of our named executive officers:

Mr. Fuller
Performance Standard	Weighting	2014 Target	2014 Result
Return on Equity	40.00%	10.75%	10.62%
Efficiency Ratio	10.00%	70.29%	71.61%
Loan Growth, exclusive of acquisitions	20.00%	$350,000,000	$380,000,000
Average Deposit Growth (excluding CDs), exclusive of acquisitions	10.00%	$200,000,000	$143,000,000
Nonperforming Assets/ to Total Loans	6.00%	0.75%	0.72%
Net Charge-Offs / to Average Loans	6.00%	0.15%	0.39%
Company Wide Projects and Initiatives	8.00%	100.00%	100.00%

Mr. McKeag
Performance Standard	Weighting	2014 Target	2014 Result
Return on Equity	40.00%	10.75%	10.62%
Efficiency Ratio	10.00%	70.29%	71.61%
Loan Growth, exclusive of acquisitions	20.00%	$350,000,000	$380,000,000
Average Deposit Growth (excluding CDs), exclusive of acquisitions	10.00%	$200,000,000	$143,000,000
Company Wide Projects and Initiatives	20.00%	100.00%	100.00%

Mr. Erickson
Performance Standard	Weighting	2014 Target	2014 Result
Return on Equity	40.00%	10.75%	10.62%
Efficiency Ratio	10.00%	70.29%	71.61%
Loan Growth, exclusive of acquisitions	20.00%	$350,000,000	$380,000,000
Nonperforming Assets/ to Total Loans	10.00%	0.75%	0.72%
Net Charge-Offs / to Average Loans	10.00%	0.15%	0.39%
Citizens Finance Co. Income in Comparison with Budget	10.00%	$2,501,000	$1,647,000

Mr. Fox
Performance Standard	Weighting	2014 Target	2014 Result
Return on Equity	40.00%	10.75%	10.62%
Efficiency Ratio	10.00%	70.29%	71.61%
Loan Growth, exclusive of acquisitions	20.00%	$350,000,000	$380,000,000
Average Deposit Growth (excluding CDs), exclusive of acquisitions	10.00%	$200,000,000	$143,000,000
Company Wide Projects and Initiatives	20.00%	100.00%	100.00%

Mr. Douglas J. Horstmann
Performance Standard	Weighting	2014 Target	2014 Result
Return on Equity	15.00%	10.75%	10.62%
DB&T Net Income	20.00%	$16,314,000	$16,181,000
DB&T Bank Efficiency Ratio	15.00%	66.66%	63.97%
DB&T Self-Originated Commercial and Agriculture Loans	20.00%	$911,948,000	$893,093,000
DB&T Average Deposits Balance (Excluding CDs)	10.00%	$895,179,000	$830,797,000
Heartland Mortgage Income in Comparison with Budget(1)	20.00%	$7,241,000	$(1,891,000)

(1) Exclusive of Heartland management fees and allocated interest income.

At the January 2015 Compensation/Nominating Committee meeting, Committee members reviewed information about our financial performance during 2014 and approved the final bonus payouts, which were paid in February 2015.

The Compensation/Nominating Committee believes these incentive plan payouts properly reflect our performance during 2014.

Equity Compensation. The Compensation/Nominating Committee believes that equity compensation is an effective way of creating a long-term link between the compensation provided to officers and other key management personnel with the value to be realized by stockholders. Since 2012, our Compensation/Nominating Committee has granted our executive officers, as the principal means of equity compensation, a combination of RSUs that vest based on time and continued employment, and RSUs that must be earned based upon performance. The performance-based RSUs are intended to drive the achievement of our business plan and other long-term business goals, and both forms of equity incentive are intended to enhance our ability to retain and attract senior leadership talent, provide compensation opportunities tied to long-term service and stockholder value, and reinforce our pay-for-performance and stockholder-alignment philosophy.

The time-based RSUs that we have granted under this program vest in three equal increments, starting on the third anniversary of the date of grant, and become fully vested on the fifth anniversary of the grant date. The performance-based RSUs must first be “earned” and the RSUs we granted in 2012, 2013 and 2014 are earned (1) 70% based upon achieving earnings targets, and (2) 30% based upon achieving asset or loan growth targets. Regardless of meeting these performance targets, however, our Compensation/Nominating Committee has authority to suspend earning of the RSUs if we are subject to significant regulatory action or a regulatory body has identified any material weakness in our operations or the operations of our subsidiaries. The performance-based RSUs vest two years after they are earned. Both the time-based and performance-based RSUs contain clawback provisions that allow any amount or benefit received to be canceled, recouped, rescinded. or otherwise reduced in accordance with the terms of any applicable Company clawback policy.

In granting performance-based RSUs to the named executive officers, the Compensation/Nominating Committee considers the overall allocation of RSUs to ensure that the number of performance-based RSUs granted were equal to or greater than the number of time-based RSUs. The Compensation/Nominating Committee strives to grant RSUs with grant date value that is consistent with an executive’s performance and position. Because the market value of our common stock has increased in each of the past three years, the number of shares subject to RSUs granted to executive officers has declined in each year. The following table shows the performance-based and time-based RSUs granted under the program since January 2012:

Officer	Year	Time-Based RSUs	Performance-Based RSUs
Lynn B. Fuller	2014	5,200	5,200
	2013	5,775	5,775
	2012	8,250	8,250
Bryan R. McKeag	2014	1,875	1,875
	2013	8,000	—
	2012	—	—
Kenneth J. Erickson	2014	2,050	2,050
	2013	2,275	2,275
	2012	3,250	3,250
Douglas J. Horstmann	2014	2,025	2,025
	2013	2,250	2,250
	2012	3,188	3,188
Brian Fox	2014	1,470	1,470
	2013	1,470	1,470
	2012	1,750	1,750

Stock Ownership and Retention Guidelines. To reinforce our philosophy of equity ownership for executives and to further align the interest of our executives with our stockholders, we have share retention and ownership guidelines for our executives and directors, including our named executive officers and the presidents of our bank subsidiaries. The stock ownership guidelines vary based upon position or tenure on the board, and range from 30,000 to 100,000 shares for both our executive officers and directors. Executives subject to our ownership policy are required to retain a portion of shares received from equity awards until the guideline level is attained.
Other Compensation and Benefits. We have historically provided perquisites and other types of non-cash benefits on a limited basis in an effort to avoid an entitlement mentality, reinforce a pay-for-performance orientation and minimize expenses. Such non-cash benefits, when provided, can include the use of a company-owned vehicle and payment of 50% of country club or social club dues. The following executive officers are provided the use of a company owned vehicle: Mr. Fuller, as our President and Chief Executive Officer, and Douglas Horstmann, as the president of Dubuque Bank and Trust Company. Consistent with our philosophy, the annual value of the above non-cash benefits is, in the aggregate, less than $10,000 for each executive.
Heartland is a majority owner of a Cessna business jet. The aircraft is used to transport personnel to meetings at various Heartland locations. The jet also provides transportation for Heartland executives to business meetings and transports

Heartland executives, directors, major stockholders and customers for business development purposes. It is our policy that the aircraft is not to be utilized for personal benefit; however, on occasion, and subject to applicable regulations, an executive officer's or a director's family member may board a flight if an empty seat is available on a regularly-scheduled business flight. We believe such usage does not create any incremental cost to Heartland.
Heartland does provide additional life insurance benefits to certain officers of Heartland under a number of different executive life insurance programs. The dollar value of these premiums for 2014 was $1,663 for Mr. Fuller; $6,313 for Mr. Horstmann; $1,166 for Mr. Erickson; and $0 for Messrs. Fox and McKeag.
Executive officers also participate in our other broad-based employee benefit programs on the same terms as similarly situated employees, including our 2006 Employee Stock Purchase Plan, health insurance plans and a defined contribution retirement savings plan.

Compensation/Nominating Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the proxy statement for the year ended December 31, 2014. We also certify that we have reviewed with senior risk officers of Heartland, the incentive compensation arrangements for named executive officers (those officers listed in the Summary Compensation Table) and have made reasonable efforts to ensure that such arrangements do not encourage those named executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Members of the Compensation/Nominating Committee,

Mark C. Falb
John W. Cox, Jr.
Thomas L. Flynn
R. Michael McCoy
Duane E. White

Summary Compensation Table
The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers for the fiscal years ended December 31, 2014, 2013 and 2012.

Name & Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
Lynn B. Fuller	2014	$470,000	$281,840	$294,327	$19,863	$1,066,030
President &	2013	$470,000	$310,233	$254,695	$19,716	$1,054,644
Chief Executive Officer	2012	$470,000	$268,620	$292,484	$21,760	$1,052,864
Bryan R. McKeag(3)	2014	$300,000	$101,625	$134,246	$45,896	$581,767
Executive Vice President	2013	$81,761	$220,480	$80,000	$—	$382,241
Chief Financial Officer	2012	$—	$—	$—	$—	$—
Kenneth J. Erickson	2014	$270,000	$111,110	$132,268	$19,366	$532,744
Executive Vice President	2013	$265,000	$122,213	$98,952	$19,271	$505,436
Chief Credit Officer	2012	$263,000	$105,820	$130,176	$20,998	$519,994
Douglas J. Horstmann	2014	$270,000	$109,755	$91,622	$24,513	$495,890
President &	2013	$265,000	$120,870	$78,273	$24,446	$488,589
Chief Executive Officer	2012	$250,000	$103,802	$112,675	$39,769	$506,246
Brian J. Fox	2014	$240,000	$79,674	$85,917	$18,200	$423,791
Executive Vice President	2013	$210,000	$78,968	$62,609	$18,133	$369,710
Operations	2012	$190,000	$56,980	$68,567	$18,460	$334,007

(1) The amounts shown include amounts deferred at the discretion of the executive officer under our retirement plan.
(2) The amounts shown represent the grant date fair market value of restricted stock units computed in accordance with FASB ASC Topic 718. With the exception of Mr. McKeag, such restricted stock units are comprised of 50% time-based vesting and 50% performance-based vesting units. Mr. McKeag’s 2013 restricted stock units, which were granted when he was hired, are all time-based. With respect to the performance-based units, the value reflected assumes that the highest level of performance conditions will be achieved. See the discussion of equity awards in Note 16 of our financial statements for the year ended December 31, 2014, for all assumptions made in the valuation of the restricted stock units.

(3) Mr. McKeag was hired on September 23, 2013 as the Company’s Chief Financial Officer.
(4) The elements of “All Other Compensation” include company contributions to our 401(k) defined contribution plan, payment of an executive life insurance premium for one executive, split-dollar life insurance for two executives, and for Mr. McKeag, payment of moving expenses. The following table sets forth the components of All Other Compensation during 2014.

Name	Employer Contributions to Retirement	Employer Payment to Executive Life Insurance	Executive Split-Dollar Life Insurance Program	Allowance for moving expenses	Total
Lynn B. Fuller	$18,200	$—	$1,663	$—	$19,863
Bryan R. McKeag	$5,250	$—	$—	$40,646	$45,896
Kenneth J. Erickson	$18,200	$—	$1,166	$—	$19,366
Douglas J. Horstmann	$18,200	$6,313	$—	$—	$24,513
Brian J. Fox	$18,200	$—	$—	$—	$18,200

Grants of Plan-Based Awards
The following table sets forth certain information concerning grants of plan-based awards made during 2014 to named executive officers:

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
Lynn B. Fuller
Annual Bonus	—	$—	$352,500	$487,626	—	—	—	—	$—
Performance-Based RSUs	03/11/2014	$—	$—	$—	0	5,200	5,200	—	$141,804
Time-Based RSUs	03/11/2014	$—	$—	$—	—	—		5,200	$141,804
Bryan R. McKeag
Annual Bonus	—	$—	$150,000	$195,000	—	—	—	—	$—
Performance-Based RSUs	3/11/2014	$—	$—	$—	—	1,875	1,875	—	$51,131
Time-Based RSUs	3/11/2014	$—	$—	$—	—	—	.	1,875	$51,131
Kenneth J. Erickson
Annual Bonus	—	$—	$162,000	$206,550	—	—	—	—	$—
Performance-Based RSUs	03/11/2014	$—	$—	$—	0	2,050	2,050	—	$55,904
Time-Based RSUs	03/11/2014	$—	$—	$—	—	—	—	2,050	$55,904
Douglas J. Horstmann
Annual Bonus	—	$—	$121,500	$156,432	—	—	—	—	$—
Performance-Based RSUs	03/11/2014	$—	$—	$—	0	2,025	2,025	—	$55,222
Time-Based RSUs	03/11/2014	$—	$—	$—	—	—	—	2,025	$55,222
Brian J. Fox
Annual Bonus	—	$—	$96,000	$124,800	—	—	—	—	$—
Performance-Based RSUs	03/11/2014	$—	$—	$—	0	1,470	1,470	—	$40,087
Time-Based RSUs	03/11/2014	$—	$—	$—	—	—	—	1,470	$40,087

(1) The amounts shown represent possible annual cash payments under Heartland’s annual 2014 cash incentive program (including the applicable performance targets) as described in the section entitled “Performance-Based Plan - Executive Bonuses” in the Compensation Discussion and Analysis above. The actual payments under this program with respect to 2014 are shown in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2) The amounts shown represent performance-based RSUs granted in 2014. Heartland’s equity compensation program (including the applicable performance targets, earning and vesting schedules) is described in the section entitled “Equity Compensation” in the Compensation Discussion and Analysis above.

(3) Because there is the possibility of no annual incentive payment if the performance objectives are not met, the threshold amount is deemed to be zero.
(4) Because there is the possibility that no performance-based RSUs will be earned if the performance objectives are not met, the threshold amount is deemed to be zero.
(5) The amounts shown represent time-based RSUs granted in 2014. Heartland’s equity compensation program (including the applicable vesting schedules) is described in the section entitled “Equity Compensation” in the Compensation Discussion and Analysis above.

(6) The amounts shown represent the grant date fair market value of RSUs computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards

The following table sets forth information concerning outstanding stock options and RSUs held at December 31, 2014, by the named executive officers:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lynn B. Fuller	01/16/2007	10,000	—	$29.65	01/16/2017	—		$—
	03/11/2014	—	—	$—	—	4,654	(2)	$126,123
	03/11/2014	—	—	$—	—	5,200	(3)	$140,920
	01/22/2013	—	—	$—	—	1,733	(4)	$46,964
	01/22/2013	—	—	$—	—	5,775	(3)	$156,503
	01/17/2012	—	—	$—	—	8,250	(5)	$223,575
	01/17/2012	—	—	$—	—	8,250	(3)	$223,575
	01/18/2011	—	—	$—	—	6,000	(3)	$162,600
	01/19/2010	—	—	$—	—	3,000	(3)	$81,300
Bryan R. McKeag	03/11/2014	—	—	$—	—	1,678	(2)	$45,474
	03/11/2014	—	—	$—	—	1,875	(3)	$50,813
	09/23/2013	—	—	$—	—	4,000	(6)	$108,400
Kenneth J. Erickson	01/16/2007	2,000	—	$29.65	01/16/2017	—		$—
	03/11/2014	—	—	$—	—	1,835	(2)	$49,729
	03/11/2014	—	—	$—	—	2,050	(3)	$55,555
	01/22/2013	—	—	$—	—	683	(4)	$18,509
	01/22/2013	—	—	$—	—	2,275	(3)	$61,653
	01/17/2012	—	—	$—	—	3,250	(5)	$88,075
	01/17/2012	—	—	$—	—	3,250	(3)	$88,075
	01/18/2011	—	—	$—	—	3,000	(3)	$81,300
	01/19/2010	—	—	$—	—	1,667	(3)	$45,176
Douglas J. Horstmann	01/16/2007	1,500	—	$29.65	01/16/2017	—		$—
	03/11/2014	—	—	$—	—	1,664	(2)	$45,094
	03/11/2014	—	—	$—	—	2,025	(3)	$54,878
	01/22/2013	—	—	$—	—	585	(4)	$15,854
	01/22/2013	—	—	$—	—	2,250	(3)	$60,975
	01/17/2012	—	—	$—	—	3,139	(5)	$85,067
	01/17/2012	—	—	$—	—	3,188	(3)	$86,395
	01/18/2011	—	—	$—	—	3,000	(3)	$81,300
	01/19/2010	—	—	$—	—	1,667	(3)	$45,176
Brian J. Fox	03/11/2014	—	—	$—	—	1,316	(2)	$35,664
	03/11/2014	—	—	$—	—	1,470	(3)	$39,837
	01/22/2013	—	—	$—	—	441	(4)	$11,951
	01/22/2013	—	—	$—	—	1,470	(3)	$39,837
	01/17/2012	—	—	$—	—	1,750	(5)	$47,425
	01/17/2012	—	—	$—	—	1,750	(3)	$47,425
	01/18/2011	—	—	$—	—	1,200	(3)	$32,520

(1) Market values for outstanding stock awards are based on the closing price of Heartland common stock on December 31, 2014 (the last trading day of the year) of $27.10.
(2) Reflect performance-based RSUs that were earned in 2014 based upon satisfaction of 2014 performance targets. Such earned RSUs vest fully on December 31, 2016, subject to the continued employment of the officer, and will be settled by January 30, 2017.

(3) Reflect time-based RSUs that vest in three equal annual installments on the third, fourth, and fifth anniversaries of the grant date, subject to the continued employment of the officer.
(4) Reflect performance-based RSUs that were earned in 2013 based upon satisfaction of 2013 performance targets. Such earned RSUs vest fully on December 31, 2015, subject to the continued employment of the officer, and will be settled by January 30, 2016.

(5) Reflect performance-based RSUs that were earned in 2012 based upon satisfaction of 2012 performance targets. Such earned RSUs vest fully on December 31, 2014, subject to the continued employment of the officer, and will be settled by January 30, 2015.

(6) As part of his employment offer, Mr. McKeag was granted 8,000 shares of stock. A total of 4,000 vested immediately upon his hire date of September 23, 2013. The additional shares of stock will vest in January 2015 (2,000), January 2016 (1,000), and January 2017 (1,000).

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option awards exercised and restricted stock awards vested during 2014 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Lynn B. Fuller	—	$—	6,000	$163,620
Bryan R. McKeag	—	$—	—	$—
Kenneth J. Erickson	2,000	$14,160	3,166	$86,337
Douglas J. Horstmann	—	$—	3,166	$86,337
Brian J. Fox	—	$—	1,678	$45,759

(1) The amounts in this column were calculated by multiplying the number of shares acquired on exercise by the difference between the exercise price per share and the market value per share of Heartland common stock on the date of exercise.

(2) The amounts in this column were calculated by multiplying the number of vested shares by the market value per share of Heartland common stock on the date the shares vested, January 19, 2014 ($27.27).

Potential Payments upon Termination or Change in Control

As described below, we maintain several employee benefit plans that provide for payments upon death or involuntary termination and have entered into change in control agreements with our executive officers that provide payments upon involuntary termination after a change in control. In the face of corporate changes, we believe these plans help ensure the continuity of our management and staff, allow them to function more objectively and in a manner that is in the best interests of stockholders.

Payments Made Upon Death. Heartland has a Split-Dollar Life Insurance Plan and an Executive Supplemental Life Insurance Plan that provide death benefits to the designated beneficiaries of the officers who have been enrolled in the plans. Participation in these plans is limited to persons in the position of Executive Vice President, or higher, with at least three years of service. The combined death benefit under these plans is two times current compensation at the time of termination (salary plus bonus or commission), not to exceed $1 million. For those participants that entered the plans prior to 2008, this benefit continues for the officer when employment has terminated as a result of disability, retirement or a change in control. For those participants that entered the plans in 2008 or later, this benefit continues for the officer when employment has terminated as a result of disability or a change in control.

On December 31, 2007, Heartland terminated participation in the Split-Dollar Life Insurance Plans for officers not then qualifying for early retirement and adopted an Executive Life Insurance Bonus Plan for all the officers whose participation had been terminated. Included in this terminated group was Douglas Horstmann. The bonus plan provides for a bonus amount equal to the annual premium on a life insurance policy purchased for the officer, paid directly to the insurance company, that is designed to provide a death benefit equal to two times salary at December 31, 2007, with annual increases of 5% per year until retirement at age 65. Additionally, the policies were designed for premium payments until age 65 that would be adequate to fund continued coverage through age 80 with no premium payments after age 65. The plan also provides for a payment of 40% of the premium (in January of each year) directly to the employee. Mr. Douglas Horstmann waived his right to the 40% of annual premium amount. Under this new plan, there will be no continuation of premium payments by Heartland after the employee has left employment with Heartland for any reason other than disability or change in control. The employee is the owner of the policy and may continue to make premium payments or cash out the policy upon leaving the employment of Heartland.

If employment of any of our officers who have received equity awards is terminated due to death, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of death. The terms of our performance-based RSU agreements provide that, upon termination due to death, all earned shares become fully vested and any unearned shares are forfeited. The terms of our time-based RSU agreements provide that, upon termination due to death, all unvested RSUs immediately vest.

Payments Made Upon Disability. All full-time employees of Heartland who have been employed at least six months are eligible for a long-term disability benefit. The benefit for full-time employees, which begins after 90 days of total disability, is a monthly payment equal to 60% of regular monthly earnings, with a maximum monthly benefit of $5,000. All full-time officers of Heartland are eligible for a long-term disability benefit equal to 60% of regular monthly earnings, with a maximum monthly benefit of $20,000, totaling $240,000 on an annual basis. Eligibility for officers is the same as that for full-time employees. The monthly payments continue until the participant dies, ceases to have a disability or reaches age 65. The benefit includes an annual increase and a survivor benefit of one lump sum payment equal to three times the employee’s last full monthly benefit.

If employment of any of our officers who have received equity awards is terminated due to disability, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of disability. The terms of our performance-based RSU agreements provide that, upon termination due to disability, all earned shares become fully vested and any unearned shares are forfeited. Additionally, the terms of our time-based RSU agreements provide that, upon termination due to disability, all unvested RSUs immediately vest.

The Executive Life Insurance Bonus Plan, under which Douglas Horstmann is a participant, requires a lump sum premium payment at the date of termination due to disability sufficient to provide the scheduled death benefit until age 80. The lump sum payment may not, however, exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code.

Payments Made Upon Retirement. If employment of any of our officers who have received equity awards is terminated due to retirement, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 6 months of the date of retirement. For stock options granted in 2008, retirement is defined as any termination of employment on or after the date the officer reaches the age of 65 and has provided 10 years of service to Heartland. RSU awards will terminate upon the termination of employment, but will continue to vest after retirement under the original vesting schedule, except for those RSUs granted in 2010 and 2011, for which vesting will continue only if retirement occurs on or after the second anniversary of the award date. For RSUs granted in 2010 and 2011, retirement is defined as reaching the age of 62 and having provided at least 10 years of service to Heartland and for RSUs granted in 2012, 2013 and 2014, reaching age 62 and having provided at least 5 years of service. Beginning with RSUs granted in 2013, the Compensation/Nominating Committee has full discretion to accelerate the vesting awards to retirees when meeting the threshold requirements of reaching age 62 and having provided at least 5 years of service. In each case, we require that retirees execute a waiver of claims, and covenant not to compete and maintain the confidentiality of information as a condition to acceleration.

Payments Made Upon Change In Control. Change In Control Agreements are in place for each of the named executive officers. The most recently revised agreements, effective January 1, 2015, provide that, if the officer’s employment is terminated by Heartland other than for “cause,” or is terminated by the officer for “good reason,” within 6 months prior to, or 24 months after, a change in control of Heartland, then the officer is entitled to a special severance payment. The severance payment is equal to a multiple of 1 to 2 times the sum of (1) the officer’s salary, plus (2) the average of the three most recent bonuses paid to the officer. For Mr. Fuller the multiple is 2 times, for Mr. Erickson 1.5 times, and for Messrs. McKeag, Horstmann and Fox, 1 time. The agreements also provide for continuation of insurance benefits after termination for 12 to 24 months and for out-placement services or training in an amount not to exceed one-fourth of base compensation. The agreements do not provide for the payment of “gross-ups” to cover any applicable federal or state taxes but instead provide that applicable taxes, if owed, will be paid by the officers covered under the agreements and if any payments under the agreements would constitute an “excess parachute payment” under the Internal Revenue Code of 1986, as amended, the aggregate amount due under the agreement will be reduced to one dollar less than the amount that would cause an excess parachute payment. The agreements define “cause” as (1) the continued willful failure, after 20 days notice, to perform employment obligations, (2) conviction of a felony or a crime of embezzlement or fraud, (3) breach of fiduciary responsibility, or (4) an act of dishonesty that materially injures Heartland. “Good reason” for termination under the agreements is defined to include (1) a materially adverse change in the nature, scope or status of the officer’s position, including a failure to continue in the position as an executive officer of a public company, (2) a material reduction in compensation, (3) a relocation of work by more than 50 miles or a material increase in travel obligations, or (4) a failure by the acquiring entity to assume the agreement or to comply with the agreement. A “change in control” is defined in the agreements to include: (i) the acquisition by a person of 51% or more of Heartland’s voting securities; (ii) the election of persons to constitute a majority of the Board who were not nominated by our Board or one of its committees; (iii) the consummation of a merger where the prior stockholders do not hold at least 51% of the resulting entity; or (iv) the liquidation or dissolution of Heartland.

Our standard stock option and RSU agreements contain terms that provide that, if the obligations under those agreements are not assumed by a successor, the vesting of the option or RSU will accelerate upon a change in control. Under the standard stock option agreement, the options become fully exercisable and expire if not exercised within 6 months of the date of a change in control.

The Executive Life Insurance Bonus Plan, under which Douglas Horstmann is a participant, requires a lump sum premium payment sufficient to provide the scheduled death benefit at the date of the change in control until age 80. Notwithstanding the foregoing, the lump sum payment will not exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code.

Payments Made Upon Termination. Except for the benefits upon termination on death, disability, retirement or a change in control discussed above, no additional payments or benefits will accrue or be paid upon termination of a named executive officer.

The following table shows potential payments to the named executive officers upon disability, death, retirement, or involuntary termination upon a change in control of Heartland. The amounts shown assume that termination was effective as of December 31, 2014, the last business day of the year and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2014. The actual amounts to be paid can only be determined at the actual time of an executive's termination.

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, RETIREMENT OR CHANGE IN CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement(4)	Involuntary Termination Payments Upon Change In Control(5)
Lynn B. Fuller	Annual Base Pay	$—	$—	$—	$—
	Cash Severance(1)	$—	$—	$—	$1,343,086
	Health/Welfare Benefits(1)	$—	$—	$—	$39,552
	Out-Placement Counseling(2)	$—	$—	$—	$167,886
	Value of Acceleration of Stock Awards(3)	$1,161,560	$1,161,560	$1,161,560	$1,161,560
	Group Term Life Insurance	$500,000	$—	$—	$—
	Split-Dollar Life Insurance	$866,006	$—	$—	$—
Bryan R. McKeag	Annual Base Pay	$—	$240,000	$—	$—
	Cash Severance(1)	$—	$—	$—	$300,000
	Health/Welfare Benefits(1)	$—	$—	$—	$19,992
	Out-Placement Counseling(2)	$—	$—	$—	$75,000
	Value of Acceleration of Stock Awards(3)	$204,686	$204,686	$—	$204,686
	Group Term Life Insurance(6)	$500,000	$—	$—	$—
Kenneth J. Erickson	Annual Base Pay	$—	$240,000	$—	$—
	Cash Severance(1)	$—	$—	$—	$548,289
	Health/Welfare Benefits(1)	$—	$—	$—	$21,456
	Out-Placement Counseling(2)	$—	$—	$—	$91,382
	Value of Acceleration of Stock Awards(3)	$488,071	$488,071	$488,071	$488,071
	Group Term Life Insurance	$500,000	$—	$—	$—
	Split-Dollar Life Insurance	$737,904	$—	$—	$—
Douglas J. Horstmann	Annual Base Pay	$—	$216,973	$—	$—
	Cash Severance(1)	$—	$—	$—	$360,013
	Health/Welfare Benefits(1)	$—	$—	$—	$14,304
	Out-Placement Counseling(2)	$—	$—	$—	$90,003
	Value of Acceleration of Stock Awards(3)	$474,738	$474,738	$—	$474,738
	Group Term Life Insurance	$500,000	$—	$—	$—
	Life Insurance	$624,024	$—	$—	$—
Brian J. Fox	Annual Base Pay	$—	$—	$—	$—
	Cash Severance(1)	$—	$—	$—	$312,176
	Health/Welfare Benefits(1)	$—	$—	$—	$14,304
	Out-Placement Counseling(2)	$—	$—	$—	$78,044
	Value of Acceleration of Stock Awards(3)	$254,659	$254,659	$—	$254,659
	Group Term Life Insurance(6)	$500,000	$—	$—	$—

(1) The amounts reflected will be paid in equal monthly payments for the number of months specified for each officer as follows: Mr. Fuller - 24 months, Mr. Erickson - 18 months and Messrs. McKeag, Horstmann and Fox - 12 months. None of the severance amounts were reduced to avoid exceeding the 280G limitation. The health/welfare benefits amounts for Douglas Horstmann include the payments required under the Executive Life Insurance Bonus Plan.

(2) The amounts reflected on this line are the maximum amounts allowed and are to be paid in the form of either (i) reimbursement of the expenses incurred for out-placement counseling within the 12-month period following the termination date, or (ii) a pre-paid executive level program.

(3) The amounts on this line reflect the value of acceleration in the vesting of RSU awards and were determined by multiplying the number of shares that vest by $27.10, the closing market price of a share of our common stock on December 31, 2014. The amounts also reflect the value of accelerated vesting of unexercisable stock options, determined by multiplying the number of unexercisable options with respect to each officer by the difference between the exercise price of those options ($18.60) and the closing market price of Heartland stock on December 31, 2014 ($27.10).

(4) For the purposes of this calculation, it is assumed that all shares will be earned even though they continue to be subject to the earning provisions as if the officer had continued employment with Heartland.

(5) For the purposes of the Value of Acceleration of Stock Awards row of this column, it is assumed that the performance-based RSU agreements are not fully assumed in the change in control and, therefore, all shares immediately vest. All other stock awards immediately vest upon a change in control, whether or not the executive terminates employment.

(6) Messrs. Fox and McKeag are not eligible for life insurance as the current policy requires the employee to have a minimum of 3 years of service and be less than the early retirement age as defined by the Social Security Administration.

TRANSACTIONS WITH MANAGEMENT

Directors and officers of Heartland and our subsidiaries, and their associates, were customers of and had banking transactions with one or more of Heartland's subsidiaries during 2014. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit, and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary bank's Board of Directors in accordance with the bank regulatory requirements. Additionally, the Audit/Corporate Governance Committee Charter provides that the Committee will consider and approve other material non-lending transactions between a "related person" and Heartland, or its subsidiaries, to ensure that such transactions are done at arm's length and do not affect a director's independence. For such purposes, a “related person” includes any officer or director, or any nominee for director, of Heartland, any holder of 5% or more of our common stock, or any immediate family member of those persons. In addition to such lending transactions, we engaged in the following transactions with named executive officers, directors and members of their families during the past fiscal year:

Heartland, Kendall/Hunt Publishing Company (“Kendall/Hunt”) and Westmark Enterprises, Inc. (“Westmark”) are joint owners of a Cessna Citation aircraft that Heartland uses in its business. Mark C. Falb, a Heartland director, is CEO and Chairman of the Board of Kendall/Hunt and Westmark. Heartland has contracted with Westmark to employ the flight crew, maintain and store the aircraft, and pays Westmark annually for its allocated portion of these expenses, and direct flight expense. For the year ended December 31, 2014, Heartland paid Westmark $792,864 under this arrangement. Heartland’s purchase of the fractional interest in the aircraft and the shared ownership arrangement was approved by its Board of Directors in 2006. Heartland believes this arrangement is typical for shared ownership of aircraft and is on terms at least as favorable as could be obtained from unaffiliated third parties.

AUDIT/CORPORATE GOVERNANCE COMMITTEE REPORT

The Audit/Corporate Governance Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit/Corporate Governance Committee also reviews the audited financial statements and recommends to the Board that they be included in our Annual Report on Form 10-K.

The Audit/Corporate Governance Committee has:

*	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2014, with our management and KPMG LLP, our independent registered public accounting firm;
*	discussed with KPMG LLP the matters required to be discussed by PCAOB AU Sec. 380, Communications with Audit Committees and SEC Rule 2-07, Communications with Audit Committees; and
*
received and discussed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence.

Based on the review and discussions with management and KPMG LLP, the Audit/Corporate Governance Committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Members of the Audit/Corporate Governance Committee,

Mark C. Falb
John W. Cox, Jr.
Thomas L. Flynn
R. Michael McCoy
Duane E. White

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent registered public accounting firm since June 1994 and our Audit/Corporate Governance Committee has selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2014.

The aggregate fees for each of the last two fiscal years for professional services rendered by KPMG LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls, follows:

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$705,000	$759,000
Audit-Related Fees	$224,000	$91,600
Tax Fees	$203,750	$230,250
All Other Fees	$—	$—
Total	$1,132,750	$1,080,850

The Audit/Corporate Governance Committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP is incompatible with maintaining their independence as our independent registered public accounting firm.

Audit/Corporate Governance Committee Pre-Approval Policy

Among other things, the Audit/Corporate Governance Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit/Corporate Governance Committee has adopted a policy requiring pre-approval of any audit and permissible non-audit services to be provided by our independent registered public accounting firm if the fees for those services are anticipated to exceed $25,000. These services include audit and audit-related services, tax services and other services. In the case of fees for audit, audit-related, tax and other permissible services that are not expected to exceed $25,000, the fees are subject to ratification by the Audit/Corporate Governance Committee. All of the fees earned by KPMG LLP described above were attributable to services pre-approved or ratified by the Audit/Corporate Governance Committee.

PROPOSAL 2 - AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE SHARES OF COMMON STOCK

On January 20, 2015, our Board of Directors voted to approve, and to recommend that you approve at the 2015 Annual Meeting of Stockholders, an amendment to our Certificate of Incorporation that will increase the number of authorized shares of our common stock from 25,000,000 shares to 30,000,000 shares.

In particular, we are proposing that the first paragraph of Article IV of our Certificate of Incorporation be amended to provide as follows:

Article IV

The total number of shares of stock which the corporation shall have authority to issue is 30,000,000 shares of Common Stock, par value of $1.00 per share, and 200,000 shares of Preferred Stock, par value of $1.00 per share.

We are not proposing to increase the authorized shares of preferred stock. The additional shares of common stock for which we are seeking authorization would be part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding. The additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.

Reasons for the Amendment

There were 20,482,511 shares of our common stock outstanding on January 31, 2015, and 661,921 shares reserved for future issuance under compensation plans. Accordingly, we had only 3,855,568 shares available for issuance in other transactions.

Our Board of Directors does not believe that the remaining authorized shares that we have outstanding are adequate to support our growth plans. Our Board periodically considers acquisitions and other transactions in which it issues our shares as part of the consideration to acquired entities or their shareholders. For example, we issued 1,970,720 shares of common stock in January 2015 as part of our acquisition of Community Banc-Corp of Sheboygan, Inc. and issued 1,402,431 shares of common stock in October 2103 in connection with our acquisition of Morrill Bancshares, Inc. We may also issue shares to increase our capital and available funds. Although there are no pending transactions for which the additional shares provided by this amendment would be required, the Board believes that additional authorized shares of common stock may be necessary to allow us to take timely advantage of market conditions and the availability of acquisition and financing opportunities without the delay and expense associated with convening a special stockholders’ meeting. The additional shares of common stock would also permit us increased flexibility with respect to stock dividends (including stock splits in the form of stock dividends), additional stock options or other stock-based benefits and for other general corporate purposes.

Except as may be required by the rules of the Nasdaq Stock Market, we are not currently required to obtain a vote of our stockholders to issue or sell additional shares of common stock, and we will not be required to obtain any vote of stockholders to issue the additional shares of common stock, other than a public offering, if the additional shares represent, or will represent after issuance, more than 20 percent of common stock outstanding before the issuance or the issuance would result in a change in control of Heartland.

Certain Anti-Takeover Effects

Our Board of Directors believes that our protections against a potential hostile contest for control are adequate and is not proposing the amendment to increase those protections. Nevertheless, the increase in the authorized but unissued shares of common stock could, under certain circumstances, be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of Heartland. Our Certificate of Incorporation currently requires at least 70% of our outstanding shares to be voted in favor of a proposal to approve certain business combinations involving Heartland. Although our Board presently has no intention of doing so, shares of authorized but unissued common stock could be issued to a holder who would obtain sufficient voting power to assure that any such business combination or amendment to the Certificate of Incorporation would not receive the required 70% stockholder vote. In addition, to the extent that the adoption of the proposed amendment renders less likely a merger or other transaction that is not negotiated with and approved by our incumbent Board of Directors, such adoption may result in the Board of Directors and management retaining their current positions.

Some provisions of our Certificate of Incorporation and bylaws could make the acquisition of control of Heartland or the removal of our existing management more difficult, including those that provide as follows:

•	we have a classified Board of Directors with each class serving a staggered three-year term;

•	a vote of 70% of the outstanding shares of voting stock is required to remove directors, and such directors may only be removed for cause;

•	a vote of 70% of the outstanding shares of voting stock is required to amend, alter or repeal our bylaws and certain sections of our Certificate of Incorporation;

•	a vote of 70% of the outstanding shares of voting stock is required to effect various forms of business combination transactions;

•
our Board of Directors may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created and may fill vacancies on the Board of Directors occurring for any reasons for the remainder of the term of the class of director in which the vacancy occurred;

•
our Board of Directors may designate series of preferred stock and determine the powers, rights, preferences, qualifications and limitations of each series, and may issue preferred stock, without a vote of stockholders;

•	stockholder actions cannot be taken by written consent without a meeting;

•
we have advance notice procedures that required stockholder proposals and nominations to be provided to us not less than 30 days or more than 75 days before the date of the originally scheduled annual meeting; and

•
we have adopted a stockholder rights plan under which the dilution resulting from the acquisition of beneficial ownership of more than 15% of our voting stock without approval of our Board causes most forms of hostile contest for control to be impracticable.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of Heartland to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Heartland and these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

☑    The Board of Directors recommends that you vote your shares FOR this proposal to amend the Certificate of Incorporation to increase the number of authorized shares of common stock.

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although we are not required to do so, our Board of Directors recommends that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. A representative of KPMG LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the Audit/Corporate Governance Committee of the Board of Directors will consider the matter of the appointment.

☑    The Board of Directors recommends that you vote your shares FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm.

PROPOSAL 4 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation to our executive officers set forth in the “Summary Compensation Table” and related tables in this proxy statement, and described in the “Compensation Discussion and Analysis” section of this proxy statement. Consistent with the direction of our stockholders and our Board of Directors, we submit executive compensation to our stockholders for their advisory approval on an annual basis. Although your vote is advisory and not binding upon the Compensation/Nominating Committee, the Committee will take the results of the vote into account in formulating executive compensation in future years. We are requesting your vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Heartland’s executives as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion contained in the Heartland proxy statement dated April 6, 2015.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, Heartland's compensation program during the past three years has been reflective of its results of operations. The objective of our Board has been to provide salary levels to our executives that adequately compensate them relative to their peers and longer-term incentives that both align executive officer compensation with the success of meeting long-term strategic operating and financial goals and minimizing risks to Heartland. The Board believes our compensation policies and procedures achieve these objectives. As required by the Dodd-Frank Act and Section 14A of the Exchange Act, this proposal was submitted to shareholders in 2012 for their approval, on an advisory basis, regarding the frequency of voting on say-on-pay for the compensation of our named executive officers. The majority of shareholders, approximately 75%, voted for an annual say-on-pay advisory vote for our named executive officers.

☑    The Board of Directors recommends that you vote your shares FOR the approval of Heartland’s executive compensation.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in our best interests.

Sincerely,

Lynn B. Fuller
Chairman of the Board

Dubuque, Iowa
April 6, 2015
ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY
Vote by Internet, Telephone or Mail - Quick & Easy
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

: VOTE BY INTERNET/MOBILE-www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

( VOTE BY PHONE- 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

* VOTE BY MAIL- Mark, sign, and date your proxy card, then fold it, and return it in the postage-paid envelope provided.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 19, 2015

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

é FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED é

PROXY CARD - Please mark your votes like this: ☒

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted for the nominees listed under Proposal 1, and for proposals 2, 3 and 4.

The Board of Directors recommends a vote FOR the election of the following director nominees:			The Board of Directors recommends a vote FOR the following proposals:

1. ELECTION OF DIRECTORS: Class I Directors (Term Expires 2018):			2. APPROVE TO AMEND OUR CERTIFICATE OF INCORPORATION to increase the authorized shares of common stock from 25,000,000 to 30,000,000
1a. Lynn B. Fuller	☐ FOR	☐ WITHHOLD	☐ FOR	☐ AGAINST	☐ ABSTAIN
1b. R. Michael McCoy	☐ FOR	☐ WITHHOLD	3. RATIFY THE APPOINTMENT OF KPMG LLP as Heartland Financial USA, Inc.’s independent registered public accounting firm for the year ending December 31, 2014
1c. John W. Cox, Jr.	☐ FOR	☐ WITHHOLD	☐ FOR	☐ AGAINST	☐ ABSTAIN
4. APPROVE EXECUTIVE COMPENSATION (advisory note) related to the compensation of Heartland Executives
			☐ FOR	☐ AGAINST	☐ ABSTAIN
5. CONSIDER ALL OTHER MATTERS that may properly come before any adjournments or postponements thereof.

Company ID: __________________________		Proxy Number: _________________________		Account Number: ___________________________

Signature: ____________________________		Signature: ________________________________		Date _______________________________, 2015

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING PROXY CARD FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF HEARTLAND FINANCIAL USA, INC. TO BE HELD ON MAY 20, 2015

The undersigned hereby appoints Lynn B. Fuller and Thomas L. Flynn, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the annual meeting of stockholders of Heartland Financial USA, Inc., to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on the 20th day of May, 2015, at 6:00 p.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

ñ FOLD HERE l DO NOT SEPARATE l INSERT IN ENVELOPE PROVIDED ñ

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 20, 2015

The proxy statement and our 2014 Annual Report to Stockholders are available at http://www.htlf.com